AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment is made this 31st day of December, 2008, by and between Juniata Valley Financial Corporation, a Pennsylvania bank holding company, The Juniata Valley Bank, a Pennsylvania banking institution (hereinafter collectively referred to as the “Company”), and Francis J. Evanitsky, an adult individual (hereinafter referred to as the “Employee”).

WITNESSETH:

WHEREAS, the Employee and the Company are currently parties to an Employment Agreement dated as of December 30, 1997; and

WHEREAS, effective January 1, 2005, a new Section 409A was added to the United States Internal Revenue Code to impose limitations on nonqualified deferred compensation, including restrictions on elections of the form of payment; and

WHEREAS, the Employee and the Company desire to amend the Employment Agreement to specify the manner in which potential severance compensation would be paid, thereby eliminating current provisions allowing an Employee election at the time of a severance of employment.

NOW, THEREFORE, in consideration of the premises, and intending to be legally bound, the parties agree as follows:

1. Paragraph 5 of the Agreement is amended and restated in its entirety to provide as follows:

5. Termination of Employment by Company, Without Cause. The Company may terminate Employee’s employment with the Company at any time upon written notice, with or without cause. Provided, however, that if the Company terminates Employee’s employment without cause, the Company shall pay to Employee Severance Compensation, as calculated in accordance with Paragraph 9. Severance Compensation shall be paid in the form of a lump sum payment within thirty (30) days from the date on which Employee received notice of his termination of employment.

2. Paragraph 7 of the Agreement is amended and restated in its entirety to provide as follows:

7. Termination of Employment by Employee, With Cause. In the event of termination of employment by Employee with cause, the Company shall pay to Employee Severance Compensation, as calculated in accordance with Paragraph 9. Severance Compensation shall be paid in the form of a lump sum payment within thirty (30) days from the date on which Employee ceased to be employed by the Company.

3. Paragraph 9 of the Agreement is amended and restated in its entirety to provide as follows:

9. Severance Compensation. Employee’s Severance Compensation, to be paid in accordance with the provisions of Paragraph 5 or Paragraph 7 hereof, shall be equal to that amount which, when reduced to its present value (determined by using a discount rate equal to one hundred twenty percent (120%) of the applicable federal rate, as determined under Section 1274(d) of the Internal Revenue Code of 1986, as amended, compounded semiannually) equals 2.95 times Employee’s Average Annual Compensation. For purposes of this paragraph, Employee’s Average Annual Compensation, shall be the average of Employee’s annual compensation payable by the Company and includible in Employee’s gross income for the five (5) most recent taxable years ending before the date on which Employee’s employment with the Company was terminated.

The Company shall be responsible for determining Employee’s Severance Compensation within thirty (30) days of Employee’s termination of employment with the Company, and shall immediately thereafter make a lump sum payment to the Employee of the Severance Compensation amount determined in accordance with this paragraph.

4. A new Paragraph 19 is added to the Agreement to provide as follows.

19. 409A Safe Harbor. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to the Employee of any amount that constitutes nonqualified deferred compensation within the meaning of Internal Revenue Code Section 409A (“Code Section 409A”) earlier than the earliest permissible date under Code Section 409A that such amount could be paid without additional taxes or interest being imposed under Code Section 409A. The Company and the Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code Section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code Section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code Section 409A.

5. In all other respects, the agreement continues in full force and effect

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand as of the day first above written.

JUNIATA VALLEY FINANCIAL

CORPORATION

/s/ JoAnn McMinn	BY: /s/ Martin L. Dreibelbis

Title: Chief Financial Officer	Title: Chairman
THE JUNIATA VALLEY BANK
/s/ JoAnn McMinn	BY: /s/ Martin L. Dreibelbis

Title: Chief Financial Officer	Title: Chairman
EMPLOYEE
/s/ Francis J. Evanitsky

Francis J. Evanitsky